Exhibit 99(a)(4)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. The Offer is being made solely by the Offer to Purchase, dated
     November 13, 2003, of Akula Partners LLC, and the related Agreement of Assignment and Transfer and is not being made to, nor will tenders be accepted from or on behalf of, holders of Units residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of Akula Partners LLC, if at all, only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
               UP TO 13,160 UNITS OF LIMITED PARTNERSHIP INTEREST

                                       of
                             ML MEDIA PARTNERS, L.P.
                                       at
                                  $750 PER UNIT
                                       by
                               AKULA PARTNERS LLC

   THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
     NEW YORK CITY TIME, ON DECEMBER 22, 2003, UNLESS THE OFFER IS EXTENDED

        Akula Partners LLC (the "Purchaser") hereby seeks to acquire units of limited partnership interest (the "Units") in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 13,160 of the issued and outstanding Units at $750 per Unit (the "Purchase Price"), in cash, reduced by any cash distributions made or declared on or after November 13, 2003 (the "Offer Date"), to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 13, 2003 (the "Offer to Purchase"), and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together, as the same may be so supplemented or amended, constitute the "Offer"). The Purchaser will pay the $50.00 transfer fee charged by the Partnership for each transfer of Units. The Offer will expire at 5:00 p.m., New York City Time, on December 22, 2003, or such other date and time to which the Offer may be extended (the "Expiration Date"). This Offer is being made by the Purchaser solely for investment purposes. The Purchaser does not currently intend to change the management or operation of the Partnership or to seek control of the Partnership.

        If more than 13,160 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 13,160 Units so tendered, on a pro rata basis according to the number of Units validly tendered by each holder of Units (a "Unitholder") and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership's Agreement of Limited Partnership, where applicable.

        Payment for all validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to tendering Unitholders by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. All of the information contained in the Purchaser's filing on Schedule TO and the exhibits thereto is incorporated herein by reference.

        The Offer is not subject to any minimum number of Units being tendered. A Unitholder may tender any or all Units owned by such Unitholder subject to, among other things, proration and the terms of the Partnership's Agreement of Limited Partnership.

        Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment on the Expiration Date validly tendered and not withdrawn Units. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon the Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units).

        If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain exceptions, a change in the percentage of securities sought, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to holders. Accordingly, if prior to the Expiration Date, the Purchaser increases or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders, the Offer will be extended at least until the expiration of the tenth business day from the date of such publication or dissemination. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time. The period of time during which the Offer is open may be extended by the Purchaser, at any time and from time to time. If the Purchaser extends the Offer, such extension will be followed by a press release or public announcement thereof, which will be issued no later than 9:00 a.m., New York City Time, on the next business day after the then scheduled Expiration Date.

        For a withdrawal of tendered Units to be effective, a written notice of withdrawal must be timely received by the Purchaser's Depositary for the Offer (i.e., a valid notice of withdrawal must be received after the date of the Offer to Purchase but on or before December 22, 2003, or such other later date to which this Offer may be extended, and, if and to the extent tendered Units have not been accepted for payment by January 11, 2004 (the 60th day from the date of this Offer), at any time thereafter) at the address or facsimile number set forth in the Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must contain a Medallion Signature Guarantee. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.

        The terms of the Offer are more fully set forth in the Offer to Purchase, the related Agreement of Assignment and Transfer and accompanying documents (collectively, the "Tender Offer Documents"). The terms and conditions of the Tender Offer Documents, and the information required by Rule 14d-6(d)(1) under the Exchange Act, are incorporated herein by reference.

        Questions and requests for assistance or additional copies of the Tender Offer Documents may be directed to D. F. King & Co., Inc., the Purchaser's Information Agent, at its address and telephone numbers listed below, and copies will be furnished promptly at the Purchaser's expense.

                     The Information Agent for the Offer is:

                             D. F. King & Co., Inc.

                           48 Wall Street, 22nd Floor
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (888) 628-1041

November 13, 2003